Exhibit 21

Subsidiaries of the Princeton Acquisitions, Inc.

(1) Hunter Bates Mining Corporation, a Minnesota corporation (Registrant holds 100% of the equity interest)

(a)	Gregory Gold Producers, Inc., a Colorado corporation (Hunter Bates Mining Corporation holds 100% of the equity interest).